Exhibit 99.1

Arcellx Provides Business Update and Reports Fourth Quarter and Year-End 2021 Financial Results

-- Completed upsized initial public offering of common stock, raising $142.3 million in gross proceeds including full exercise of underwriters’ option to purchase additional shares --

-- Expanded company’s board of directors with the appointment of Kavita Patel, M.D. --

FOSTER CITY, Calif., March 24, 2022 /PRNewswire/ -- Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2021.

“Becoming a publicly traded company was an important milestone for our organization providing us with additional resources to continue advancing our novel platform for patients with cancer and other incurable diseases,” said Rami Elghandour, Arcellx’s chairman and chief executive officer. “The preliminary data from our lead clinical program, CART-ddBCMA for the treatment of relapsed or refractory multiple myeloma (r/r MM), presented at the 2021 Annual Meeting of the American Society of Hematology, demonstrated a 100% overall response rate, and continued robust long-term responses with a potentially best-in-class safety profile, in a challenging patient population. These data are indicative of our excitement to advance this program from a Phase 1 trial to a Phase 2 pivotal trial by the end of this year. Additionally, we are planning to initiate two additional Phase 1 programs utilizing our controllable and adaptable ARC-SparX technology, in r/r MM and relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome. We believe Arcellx can help patients by engineering therapies that are safer, more effective, and more broadly accessible, and we are committed to delivering on our mission.”

Recent Business Highlights

Completed upsized IPO raising $142.3 million in gross proceeds. In February 2022, Arcellx completed its initial public offering selling 9,487,500 shares of its common stock, which included the exercise in full of the underwriters’ option to purchase 1,237,500 additional shares of its common stock, at a public offering price of $15.00 per share. The aggregate gross proceeds from the offering were $142.3 million, before deducting underwriting discounts and commissions and other offering expenses payable by Arcellx.

Announced pre-clinical data presentation for ACLX-002 at AACR. On March 8, 2022, Arcellx announced the upcoming presentation at the American Association for Cancer Research Annual Meeting 2022 of pre-clinical data for ACLX-002, a novel CD123-targeted universal CAR-T cell therapy for relapsed or refractory acute myeloid leukemia (AML). ACLX-002 can be activated in a dose dependent manner in vivo with soluble protein adapters allowing for controllability and adaptability to address intra- and inter-patient disease heterogeneity and off-target antigen expression that are often associated with serious dose-limiting adverse events in AML. Details of the presentation are as follows:

Session Category:	Immunology
Session Title:	Adoptive Cell Therapy 2
Session Date and Time:	Sunday, April 10, 2022, 1:30 PM - 5:00 PM
Location:	New Orleans Convention Center, Exhibit Halls D-H, Poster Section 37
Poster Board Number:	22
Permanent Abstract Number:	587

Expanded board of directors. In December 2021, Kavita Patel, M.D. was appointed to Arcellx’s board of directors. Dr. Patel brings a wealth of knowledge from her experience as a practitioner, a hospital administrator and as an expert and published author on healthcare policy and reform. Since 2020, Dr. Patel has served as a primary care physician at Mary’s Center in Washington DC. Since January 2011, Dr. Patel has served as a Nonresident Fellow at the Brookings Institution where she concentrates on several efforts including delivery system reforms and cost containment. From 2011 to 2018, Dr. Patel served in leadership roles at Johns Hopkins. Earlier in her career, Dr. Patel served as a director of policy for The Office of Intergovernmental Affairs and Public Engagement in The White House under President Obama and a deputy staff

Exhibit 99.1

director to the late Senator Edward Kennedy, focusing on pandemic preparedness and health care reform. Her prior research in healthcare quality and community approaches to mental illness have earned national recognition and she has published numerous papers and book chapters on healthcare reform and health policy. Dr. Patel currently serves as a member of the board of directors for Intelligent Medicine Acquisition Corp., Select Quote, Inc., and Sigilon Therapeutics, Inc. Dr. Patel earned an M.D. from University of Texas Health Science Center, an M.S. in Health Services Research from the University of California Los Angeles and her B.A. from the University of Texas at Austin.

Fourth Quarter and Full year 2021 Financial Highlights

Cash, cash equivalents and marketable securities:

As of December 31, 2021, and December 31, 2020, Arcellx had cash and cash equivalents and marketable securities of $104.6 million and $46.6 million, respectively. In February 2022, Arcellx completed its initial public offering raising gross proceeds of $142.3 million, which resulted in net proceeds of $128.0 million, after deducting underwriting discounts and commissions and other offering expenses paid by Arcellx. Arcellx expects that the cash on hand subsequent to the IPO will fund its operations into the second half of 2023.

R&D expenses:

Research and development expenses were $13.4 million for the quarter ended December 31, 2021, compared to $6.9 million for the quarter ended December 31, 2020, an increase of $6.5 million. Research and development expenses were $46.9 million for the year ended December 31, 2021, compared to $25.1 million for the year ended December 31, 2020, an increase of $21.8 million. These increases were driven by higher costs associated with our CART-ddBCMA program, preclinical development of our other product candidates and increased headcount.

G&A expenses:

General and administrative expenses were $7.3 million for the quarter ended December 31, 2021, compared to $2.2 million for the quarter ended December 31, 2020, an increase of $5.1 million. General and administrative expenses were $18.1 million for the year ended December 31, 2021, compared to $7.0 million for the year ended December 31, 2020, an increase of $11.1 million. These increases were driven by increased headcount and professional services costs such as legal, audit services and consultants.

Net loss:

Net loss was $20.7 million and $9.1 million for the quarters ended December 31, 2021, and 2020, respectively; and $65.0 million and $32.1 million for the years ended December 31, 2021, and 2020, respectively.

About Arcellx, Inc. Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (r/r MM) in an ongoing Phase 1 study. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, into the clinic through two programs: ACLX-001 in r/r MM and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome. Visit www.arcellx.com for more information.

Forward-looking statements This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s expectations regarding the timing of clinical trials for its product candidates, our ability to fund our clinical and preclinical programs and the sufficiency of our cash, cash equivalents and marketable securities. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking

Exhibit 99.1

statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K and the other documents that Arcellx files from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ARCELLX, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$104,617	$46,596
Total assets	128,782	57,694
Total liabilities	16,918	7,153
Redeemable convertible preferred stock	233,379	114,261
Total stockholders’ deficit	(121,515)	(63,720)

ARCELLX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(Unaudited)
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	13,394	6,922	46,883	25,056
General and administrative	7,304	2,172	18,135	7,040

Total operating expenses	20,698	9,094	65,018	32,096

Loss from operations	(20,698)	(9,094)	(65,018)	(32,096)
Other income, net	28	1	49	1

Net loss	(20,670)	(9,093)	(64,969)	(32,095)
Other comprehensive loss:
Unrealized loss on marketable securities	25	—	20	—

Comprehensive loss	$(20,695)	$(9,093)	$(64,989)	$(32,095)

Net loss per share attributable to common stockholders – basic and diluted	$(39.85)	$(28.27)	$(145.55)	$(112.18)

Weighted-average common shares outstanding – basic and diluted	519,313	321,698	446,379	286,105

Investor and Media Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com